Exhibit 99.1

          AMIS Holdings, Inc. Reiterates Second Quarter 2006 Guidance

    NEW YORK--(BUSINESS WIRE)--June 15, 2006--AMIS Holdings, Inc. (Nasdaq:AMIS), parent company of AMI Semiconductor, a designer and manufacturer of state-of-the-art integrated mixed-signal products and structured digital products for the automotive, medical and industrial sectors, today reiterated second quarter 2006 guidance.
    "Business conditions continue to be healthy," stated Christine King, president and chief executive officer, speaking today at AMI Semiconductor's Third Annual Analyst Day in New York. "Bookings are tracking to be at, to slightly above, our forecasted revenue for the quarter with particular strength in the industrial end market. In addition, today we are reiterating our second quarter 2006 guidance:

    --  Revenue is expected to increase 4 percent sequentially,

    -- Gross margin is expected to be in the range of 44 to 45 percent,

    -- On a non-GAAP basis, operating margin is expected to be in the range of 14.5 to 15 percent,

    --  Effective tax rate is expected to be 15 percent,

    -- Non-GAAP diluted earnings per share is expected to be approximately $0.16,

    -- Full year capital expenditures are expected to remain at approximately eight percent of annual revenues, due primarily to increased capacity requirements in our wafer fabs,

    -- Depreciation and amortization is expected to be about $15.0 million."

    This information as well as additional information from the analyst day meeting in New York, including a web simulcast and replay available until June 22, 2006, are available on the AMIS Investor
Relations website at http:www.amis.com/investor_relations.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor
             Wade Olsen, 208-234-6045 (Investor Relations)
             E-Mail: wade_olsen@amis.com
              or
             Tamera Drake, 208-234-6890 (Media Relations)
             E-Mail: tamera_drake@amis.com